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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111839

Supplement, Dated November 22, 2004, to Prospectus, Dated January 20, 2004

Selling Stockholders

The following table of non-founder selling stockholders replaces in its entirety the non-founders portion of the table of selling stockholders in the prospectus:

	Beneficial Ownership Before The Offering		Number of Shares To Be Registered in This Offering		Beneficial Ownership After The Offering(1)
Selling Stockholders	Number of Shares of Class A Stock	Percentage of Total Common	Number of Shares of Class A Stock	Percentage of Total Common	Number of Shares of Class A Stock	Percentage of Total Common
Non-Founders:
Liberty Media Corporation(2)	3,459,806	*	269,195	*	3,190,611	*
Liberty UGC II, LLC(3)	2,451,916	*	67,048	*	2,384,868	*

Non-Founders Total	5,911,722	*	336,243	*	5,575,479	*

*
Less than one percent.

(1)
Assumes all offered shares are sold.

(2)
Assumes conversion of 2,141,272 shares of our Class C common stock into 2,141,272 shares of our Class A common stock.

(3)
Assumes conversion of 2,083,766 shares of our Class C common stock into 2,083,766 shares of our Class A common stock. Liberty UGC II, LLC is a wholly owned subsidiary of Liberty Media International, Inc. ("LMI"). This amount does not include 29,047,169 shares of our Class A common stock, 10,493,461 shares of our Class B common stock and 375,378, 185 shares of our Class C common stock held by other subsidiaries of LMI. LMI, through its subsidiaries including the selling stockholder Liberty UGC II, LLC, holds a total of 417,370,731 shares of our common stock, which represents approximately 53.3% of our total outstanding common stock.

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Supplement, Dated November 22, 2004, to Prospectus, Dated January 20, 2004